Exhibit 99.1

Valeritas Presents Positive Results of Five Real-World Studies of the V-Go® Disposable Insulin Delivery Device at AACE 2016

Results support previous findings that V-Go helps patients with diabetes improve glucose control while using less insulin

BRIDGEWATER, New Jersey, Friday, May 27, 2016 — Valeritas Holdings, Inc. (OTCQB: VLRX) announced today the positive results of five retrospective analyses of the clinical and cost benefits of the company’s lead product, the V-Go® Disposable Insulin Delivery device. The data were disclosed this past weekend in five posters presented at the American Association of Clinical Endocrinologists’ (AACE) 25th Annual Scientific and Clinical Conference in Orlando, Florida, May 25 – 29, 2016.

The following are the five posters presented today at AACE 2016.

•	COMPARISON OF TWO METHODS FOR INTENSIFIED INSULIN DELIVERY IN PATIENTS WITH TYPE 2 DIABETES INADEQUATELY CONTROLLED ON BASAL INSULIN, ROSEMARIE LAJARA, MD, ET AL.

•	DECREASED FREQUENCY OF HYPOGLYCEMIA AND IMPROVED GLYCEMIC CONTROL IN PATIENTS WITH T2DM PRE- AND POST-INITIATION OF A DISPOSABLE INSULIN DELIVERY DEVICE, REBECCA RAY, MSN, APRN, FNP-C

•	REGULAR INSULIN ADMINISTERED WITH THE V-GO® DISPOSABLE INSULIN DELIVERY DEVICE IN A CLINICAL DIABETES SETTION: A RETROSPECTIVE ANALYSIS OF EFFICACY AND COST, DAVID SUTTON, MD, ET AL.

•	EVALUATING THE IMPACT ON DIABETES CONTROL WITH V-GO® FOR PATIENTS WITHIN A HIGH RISK POPULATION– A RETROSPECTIVE COHORT ANALYSIS FROM A LARGE ENDOCRINE AND SPECIALIZED DIABETES SYSTEM, DAVID SUTTON, MD, ET AL.

•	OPTIMIZING INSULIN THERAPY IN OLDER ADULTS IN THE LONG-TERM CARE SETTING: AN EFFICACY AND SAFETY COMPARATOR ANALYSIS, ALAN BOONIN, MD, ET AL.

These studies showed that when using, or switching to V-Go, patients with diabetes experienced improved glycemic control, a reduction in A1C, and required less insulin than the comparison treatments.

“The posters presented at AACE clearly support the overall effectiveness of V-Go as an insulin delivery method for patients with type 2 diabetes from a variety of perspectives. Referring to the studies in which I was personally involved, the data provides further real-world clinical evidence that using V-Go results in improved glycemic control and a reduction in total daily insulin doses. In addition, it was demonstrated that total insulin therapy costs less when using regular insulin with V-Go. This is significant as cost is truly a challenge for patients today,” said Dr. David Sutton, endocrinologist, co-founder of Northeast Florida Endocrine & Diabetes Associates, and an author of the third and fourth study posters listed above.

To receive a copy of the posters presented at AACE 2016, please write to Marjie Hadad, press contact, at pr@valeritas.com.

About the V-Go® Disposable Insulin Delivery Device

V-Go is a small, discreet, wearable and easy-to-use disposable insulin delivery solution for the delivery of basal-bolus insulin therapy in adults with Type 2 diabetes. V-Go enables patients to closely mimic the body’s normal physiologic pattern of insulin delivery by releasing a single type of insulin at a continuous preset basal rate over a 24–hour period and also providing for on-demand bolus dosing at mealtimes. V-Go is mechanical and operates for 24 hours without electronics, batteries, infusion sets or programming. It is worn on the skin under clothing and measures just 2.4 inches wide by 1.3 inches long by 0.5 inches thick, weighing approximately one ounce when filled with insulin.

Important Risk Information: If regular adjustments or modifications to the basal rate of insulin are required in a 24-hour period, or if the amount of insulin used at meals requires adjustments of less than 2-Unit increments, use of the V-Go Disposable Insulin Delivery device may result in hypoglycemia. The following conditions may occur during insulin therapy with V-Go: hypoglycemia (low blood glucose) or hyperglycemia (high blood glucose). Other adverse reactions associated with V-Go use include skin irritation from the adhesive pad or infections at the infusion site. V-Go should be removed before any magnetic resonance imaging (MRI) testing.

About Valeritas, Inc.

Valeritas is a commercial-stage medical technology company focused on developing innovative technologies to improve the health and quality of life of people with Type 2 diabetes. Valeritas’ flagship product, the V-Go® Disposable Insulin Delivery device, is a simple, wearable, basal-bolus insulin delivery solution for patients with Type 2 diabetes that enables patients to administer a continuous preset basal rate infusion of insulin over 24 hours. It also provides on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery system on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in a state-of-the-art facility in Shrewsbury, Massachusetts. For more information, please visit www.valeritas.com.

Forward Looking Statements:

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go®Disposable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Press Contact:

Marjie Hadad

MH Communications

pr@valeritas.com

908-947-0378